UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2008

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	225 West Wacker Drive	60606
	Chicago, Illinois	(Zip Code)
(Address of principal executive
offices)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on October 3, 2008.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; legal, regulatory, or political issues related to our data center in China; the potential impact of market volatility on revenue from asset-based fees; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: September 2008

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through September 3, 2008. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
225 West Wacker Drive
Chicago, IL 60606

Impact of Credit Crisis

1.              Can you refresh your comments on any ways the current credit crisis is affecting your business? You’ve previously noted that effects have been muted, but an update would be helpful given that dynamics can change as this kind of environment persists. Are you seeing, for instance, softening demand for Principia/Advisor Workstation licenses or Morningstar.com subscriptions? Are there effects being felt in investment consulting or market data demand?

Because Morningstar doesn’t have mortgage lending operations or other credit-related business, we haven’t felt any direct impact from the credit crisis that began about a year ago. But the credit crisis and related events have created a great deal of market uncertainty, which has had an impact on several areas of our business. Organic revenue growth in the second quarter of 2008 was 13%, which is lower than previous levels. Looking at key product metrics, Premium membership growth for Morningstar.com slowed during the second quarter. Although we’ve continued to see strong retention and conversion rates, new trial memberships have been sluggish so far in 2008. We’ve also seen some signs of softer demand for Principia, although we believe that’s mainly because of clients converting to Advisor Workstation. In our Investment Consulting business, assets under advisement increased 3.4% in the second quarter compared with the first quarter, which is lower than the sequential growth rates we’ve had in the past.

Despite the difficult market environment, we’ve continued to see strong demand for Morningstar Advisor Workstation and Licensed Data. Both products had growth rates in the second quarter that were on par with previous levels. At the same time, though, we’ve also seen some delays in Advisor Workstation implementations, continuing weakness in Principia subscriptions and Morningstar.com Premium Memberships, and some signs of slowing in our non-U.S. businesses. Overall, we remain cautious and believe that the current uncertainty in the market will take some time to resolve.

Retention and Renewal Rates

2.              Are you seeing any erosion in the typically high retention rates for contracts with institutions and subscription renewals in the individual segment?

In general, we haven’t noticed any significant decline in retention and renewal rates. We’ve seen some drop-off in retention rates on Morningstar Direct based on the number of users, but the dollar value of renewals has remained steady. Other than this product, we have not seen much impact on renewal rates.

Non-U.S. Operations

3.              Do you have any plans to break out foreign operations in more detail? Currently this business would appear to mostly be a data business, which is included within the institutional segment, correct? Given the size of the potential overseas opportunity, any more detail would be much appreciated.

Beginning with our 2008 10-K and annual report, we plan to begin reporting a breakdown of international revenue by region.

At this point, Licensed Data, which we include in our Institutional segment, is our largest product offering outside of the United States. About 68% of our non-U.S. revenue was from the Institutional segment in 2007, 21% was from the Advisor segment, and 11% was from the Individual segment. In addition to Licensed Data, some of our other major products outside of the United States are Advisor Workstation; Morningstar Direct; the Aspect Huntley Web sites and newsletters in Australia; the Hemscott data, media, and investor relations Web site businesses in the United Kingdom; and the institutional Workstation platform formerly owned by Standard & Poor’s.

Bevin Desmond, president of our international business, provided some additional information about our operations outside of the United States at our annual shareholders’ meeting. Her presentation is available at the link below:

http://www.sec.gov/Archives/edgar/data/1289419/000110465908034513/a08-14651_1ex99d1.htm

Acquisition of Financial Computer Support, Inc.

4.              Please provide any other information you might be willing to add in terms of the recent acquisition of Financial Computer Support. Items of interest would be acquisition cost (I am assuming this was less costly than your more recent purchases), more color on whether you expect this to add to revenue? Being unfamiliar with the service it seems more like an acquisition of a product for support purposes (help retain a customer base) vs. adding a new revenue stream.

On September 2, we completed our acquisition of Financial Computer Support, Inc. (FCSI), a leading provider of practice management software for independent advisors. FCSI’s flagship product, dbCAMS+, is a portfolio management system that allows advisors to easily track and produce client reports as well as manage client contact information and billing. We plan to rebrand dbCAMS+ and incorporate it into our Principia product line, which is a modular, CD-ROM-based investment planning suite for financial advisors.

We did not disclose the price of the acquisition or other terms in our press release announcement because of its relatively small size. Going forward, we expect to disclose the acquisition price upon announcement only for larger purchases.

The impetus behind this acquisition wasn’t immediate revenue growth; instead, we want to add functionality to our Principia line. FCSI has a well-established, high-quality product. When we evaluated the resources and time it would take to build portfolio management and reporting capabilities internally versus the merits of acquisition, we decided that it made more sense to acquire FCSI. We believe that combining investment analytics and portfolio reporting will give advisors a compelling way to integrate investment data and analytics with client performance reports.

5.              The press release indicates support for Principia, any plans to work this into Advisor Workstation? If you don’t feel it would work well with Advisor Workstation please explain why?

Our Advisor Workstation Office Edition already includes portfolio management capabilities, which we introduced into that product about two years ago. Since then, we have seen strong demand for integrated portfolio management solutions, and it’s largely because of our experience with Advisor Workstation that we believed adding portfolio management to our Principia suite would be well-received.  So, in short, we think portfolio management works well in both product lines.

Investment Consulting

6.              You recently noted that one investment consulting client elected to take that work in-house. Are more investment consulting clients with in-house fund-selection and fund-monitoring talent—insurance companies, asset managers, broker/dealers—curtailing services? Is there any insight you can give us on how easy or difficult it would be for these clients to shift this work to internal employees? Are there requirements, for instance, for variable annuities or similar insurance/investment products with embedded fund-of-fund portfolios to hire an unrelated third-party to select or monitor funds in these portfolios?

At this point, we have not seen additional investment consulting clients move to in-house fund selection and fund monitoring.  Although many financial services firms may be able to develop the investment capabilities needed to perform these services, we believe there are several advantages offered by using Morningstar:

•                  We have well-established brand names that investors trust.

•                  We have years of experience conducting qualitative research on managed investment products.

•                  We have the broad industry perspective required to analyze investment styles, portfolio managers, and portfolios across numerous organizations.

•                  The industry-wide trend toward open architecture should create ongoing demand for third-party experts who can construct funds-of-funds portfolios that incorporate “best of breed” funds from many organizations.

In general, variable annuities or other products that incorporate funds-of-funds portfolios aren’t required to hire a third party to monitor or select funds for their platforms.

Morningstar Equity Research Complaint by Former Stock Analyst

7.              In July, The Wall Street Journal published a story regarding a former bank-stock analyst’s contention that while he worked at Morningstar he was “pressured” by superiors to lower his earnings estimates/ratings on stocks that later did fall precipitously (Citigroup, Countrywide, etc.). The allegation seemed a bit murky since there is constant debate across any research firm-particularly today in financials. Superiors are supposed to challenge the assumptions/results of analysts after all and his assertion that there “has been a grievous breakdown of ethical behavior at Morningstar” seemed a bit strong given the facts in the story. Morningstar has a deserved reputation for making every reasonable effort to be fair and equitable with investors, funds, employees, and clients. From an investor’s perspective, Morningstar’s brand and integrity are vital, however, so any detail on this matter would be appreciated. Can you spell out your side of this complaint? The key issues would seem to be: How this dispute surfaced, what steps were taken to look into it, and what the results of that inquiry were. Has this episode led you to change any personnel or policies in equity research?

On May 6, Ganesh Rameshrathinam, a former equity analyst on the financials team at Morningstar, registered a complaint against the company. His complaint centered on three things: our stock valuation methodology, the right of a Morningstar supervisor to exercise control over an analyst’s work, and the amount of his bonus for 2007. In his complaint, he alleged that his supervisors’ actions had violated the Morningstar Code of Ethics and the CFA Institute Code of Ethics and Standards of Professional Conduct.

When Ganesh registered his complaint, we immediately began a thorough internal investigation. The investigation was led by our general counsel, with outside assistance from the law firm Franczek Sullivan P.C. We concluded the investigation in early July and found no evidence of violations of the Morningstar Code of Ethics or the CFA Institute Code of Ethics and Standards of Professional Conduct.

Regarding the last part of your question, we have not made any large-scale changes to our personnel or policies in equity research because of this issue. We had a vigorous internal debate about many stocks in the financial sector for a good part of 2007, which is when the volatility in this area originally arose. We ultimately decided to introduce methods (like scenario analysis) that had worked well for us in other volatile areas. We believe our process for analyzing financials is on much firmer ground now.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: September 5, 2008	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer